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                                                                      EXHIBIT 21


                           SUBSIDIARIES OF MBIA INC.



NAME OF SUBSIDIARY                              STATE OF INCORPORATION
------------------                              ----------------------

MBIA Insurance Corporation                      New York

MBIA Issuers Service Corporation                New York

MBIA Municipal Investors Service Corporation    Delaware

MBIA Investment Management Corp.                Delaware

MBIA Capital Management Corp.                   Delaware

MBIA Capital Corp.                              Delaware

Strategic Services, Inc.                        Delaware

MBIA-AMBAC International Marketing              Australia
 Services, Pty. Limited

MBIA Assurance S.A.                             France

MBIA Insurance Corp. of Illinois                Illinois

American Money Management Associates, Inc.      Colorado

Municipal Tax Collection Bureau                 Pennsylvania